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                                                                     EXHIBIT 4.1
                              KONGZHONG CORPORATION
              (Incorporated under the laws of the Cayman Islands)

Number
                                                                          Shares

                    US$500,000.00 Share Capital divided into
       999,419,000,000 Ordinary Shares of a par value of US$0.0000005 each 231,000,000 Series A Preferred Shares of a par value of US$0.0000005 each and
     350,000,000 Series B Preferred Shares of par value of US$0.0000005 each

THIS IS TO CERTIFY THAT _____________________________________________________
is the registered holder of _________________________________________________

          Shares in the above-named Company subject to the memorandum and articles of association thereof.

GIVEN UNDER the common seal of the said Company on               2004.

THE COMMON SEAL of the said Company was hereunto affixed in the presence of:

             CHAIRMAN                 _____________________________________

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A SHAREHOLDERS AGREEMENT BY AND BETWEEN THE SHAREHOLDER, THE COMPANY, CERTAIN AFFILIATES OF THE COMPANY AND CERTAIN SHAREHOLDERS OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.
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           TRANSFER

I                                       (the Transferor) for the value received

DO HEREBY transfer to                                      (the Transferee) the

undertaking called                            shares standing in my name in the

To hold the same unto the Transferee

Dated

Signed by the Transferor

in the presence of:

_______________________________         __________________________________
Witness                                 Transferor